UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 23, 2024
Serina Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-38519	82-1436829
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 Genome Way, Suite 2001
Huntsville, Alabama 35806
(Address of principal executive offices)
(256) 327-9630
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.0001 per share	SER	NYSE American
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Explanatory Note

On March 26, 2024, the Delaware corporation formerly known as “AgeX Therapeutics, Inc.” completed its previously announced merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of August 29, 2023 (the “Merger Agreement”), by and among AgeX Therapeutics, Inc. (“AgeX”), Canaria Transaction Corporation, a wholly owned subsidiary of AgeX (“Merger Sub”), and Serina Therapeutics, Inc. (“Legacy Serina”), pursuant to which Merger Sub merged with and into Legacy Serina, with Legacy Serina surviving the merger as a wholly owned subsidiary of AgeX (the “Merger”). Additionally, on March 26, 2024, AgeX changed its name from “AgeX Therapeutics, Inc.” to “Serina Therapeutics, Inc.” (the “Company”).

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2024, the Company entered into a Stock Purchase Agreement with JuvVentures (UK) Limited, a private limited company incorporated under the laws of England and Wales (“Juvenescence”), pursuant to which Juvenescence purchased all of the outstanding shares of UniverXome Bioengineering, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“UniverXome”).

UniverXome was formed by AgeX in August 2023. Prior to the closing of the Merger, AgeX transferred to UniverXome substantially all assets of AgeX (the “Legacy Assets”), other than certain biological materials. In consideration of the transfer of the Legacy Assets, UniverXome had assumed (i) all indebtedness of AgeX issued to Juvenescence, and secured by the Legacy Assets, that had not been previously converted into AgeX Series A Preferred Stock or AgeX Series B Preferred Stock, and (ii) all other liabilities of AgeX in existence as of the effective time of the Merger (other than certain transaction expenses related to the Merger).

The Legacy Assets included all of AgeX’s interests in ReCyte Therapeutics, Inc. (“ReCyte”), Reverse Bioengineering, Inc. (“Reverse Bio”) along with certain patents, patent applications, and other intellectual property, certain biological materials, certain trademarks and service marks, certain equipment, certain inventory, and certain files and records relating to the foregoing. UniverXome owns 94.8% of the outstanding capital stock of ReCyte. ReCyte owns certain pre-clinical research and development assets involving stem cell-derived endothelial and cardiovascular related progenitor cells for the treatment of vascular disorders and ischemic conditions. UniverXome owns 100% of the outstanding capital of Reverse Bio. Reverse Bio owns assets involved in partial cellular reprogramming using its iTR™ technology with the intent to revert aged or diseased cells to a healthy and functional state.

As consideration for the purchase of UniverXome, Juvenescence assumed approximately $11.2 million of secured debt owed by UniverXome to Juvenescence in addition to a nominal cash payment. The debt assumed by Juvenescence was secured by substantially all of the assets of UniverXome. The closing of the transaction occurred simultaneously with the execution of the Stock Purchase Agreement on December 23, 2024.

The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the agreement itself, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Relationships between the Company and Juvenescence

Juvenescence is the largest holder of the Company’s common stock and has appointed Greg Bailey and Richard Marshall as its designees to the Company’s Board of Directors. Additional information about the relationships among the Company, Juvenescence, and Messrs. Bailey and Marshall is described under note 4, Related Party Transactions, in the Notes to Condensed Consolidated Interim Financial Statements in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024, which description is hereby incorporated by reference.

Because of the relationships among the Company, Juvenescence, and Messrs. Bailey and Marshall, in considering the Stock Purchase Agreement, on March 27, 2024, the Company’s Board of Directors established and delegated to a special committee comprised solely of independent and disinterested directors (the “Special Committee”) the power and authority to evaluate, negotiate and approve, or decline to approve, the Agreement and the related transactions. The Special Committee was composed of Balkrishan “Simba” Gill, Steven Ledger and J. Milton Harris. The Special Committee’s consideration of the Stock Purchase Agreement included obtaining an independent third party valuation of the assets of UniverXome. On December 23, 2024, the Special Committee approved the execution and delivery by the Company of the

Stock Purchase Agreement and the related transactions, including for purposes of the Company’s Related Person Transaction Policy.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.01.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Stock Purchase Agreement dated December 23, 2024, between Serina Therapeutics, Inc. and Juvenescence Limited.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERINA THERAPEUTICS, INC.

Date: December 23, 2024	By:	/s/ Steve Ledger
Chief Executive Officer